EXHIBIT 99
Tricell Achieves Record Revenues for 2005
United Kingdom, April 24, 2006
     Tricell, Inc. (OTCBB Symbol: TCLL), generated record revenues for the year ended December 31, 2005, of $662,903,832, compared to revenue for 2004 of $13,898,503. Tricell’s previous revenue mark of $412,586,977 was set in 2002 prior to the decrease in trading activity as a result of VAT uncertainty. Trading operations recommenced in full in February 2005 when Tricell secured a £2,000,000 line of credit. Because of the significant cost of this line of credit, Tricell discontinued its use in the fourth quarter of 2005, at which point we began financing all capital trading operations from revenues generated. Our June 30, 2005 acquisition of Ace Telecom Limited also contributed significantly to our revenue generation.
     Similar to the increase in revenue, Tricell’s gross profit for 2005 increased to $7,127,442, from $472,748 in 2004, and Tricell had a pre tax income of $158,583 in 2005 as compared to pre tax loss of $7,739,514 in 2004. Tricell had net income of $67,544 for the year ended 2005, as compared to net loss of $7,524,165 for 2004.
     Net income for 2005 was lower than normal operations will provide as we utilized the line of credit to recommence trading. However, now that trading activities are funded with operating cash flow, Tricell hopes to reach profit margins of at least 1% of our revenues during 2006, which is customary for the mobile phone trading operations.
     As a result of cost saving measures implemented, Tricell’s selling, general and administrative expenses decreased to $5,913,036 for the year ended December 31, 2005, as compared to $8,029,391 for the year ended December 31, 2004.
     Andre Salt, Tricell’s CEO and Chairman of the Board, stated “We at Tricell are very encouraged with our results from 2005, and look forward to increasing our revenue and profitability in 2006. We hope to conclude our acquisitions of N2J, which should further increase our revenues as we move forward.”
     Tricell in engaged in mobile phone operations in the secondary market, or after market, which involves transactions other than those directly between the mobile phone manufacturer and the retailer. We attempt to obtain our products at the best prices available and distribute these products to markets around the world at varying levels of maturity.
     For more information, please visit Tricell’s website at www.tricellinc.com, or the SEC’s Edgar filing system at www.sec.gov, or call Jeff Nunn at 011 44 8707 532 360.
     Disclaimer:
     The above news release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are based on assumptions that management believes are reasonable based on currently available information. However, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and external factors. There is no assurance that these goals and projections can or will be met.

4